Exhibit 10.7

THIS AGREEMENT IS SUBJECT TO ARBITRATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 14th day of April 2014, by and between Sizmek Inc., a Delaware corporation, its subsidiaries, affiliates, successors and assigns (collectively, the “Corporation”), and Neil Nguyen (“Executive”).

WHEREAS, the Corporation and Executive desire to enter into an employment relationship on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

1.             Employment.  The Corporation hereby employs Executive in the initial capacity and title set forth below; and Executive hereby accepts employment by the Corporation, on the terms and conditions hereinafter set forth.

2.             Title and Duties.  Executive’s job title shall be President and Chief Executive Officer.  During the term of Executive’s employment, Executive’s principal duties and responsibilities shall be as are customarily associated with such position, and Executive shall perform such additional services and duties for the Corporation and its subsidiaries consistent with Executive’s position as the Board of Directors of the Corporation (the “Board”) may from time to time designate.  Executive agrees to hold such offices as may be assigned to him from time to time by the Corporation, reasonably consistent with his then position, and to devote substantially all of his full time, energies and best efforts to the performance thereof to the exclusion of all other business activities, except any other activities as the Corporation may consent to in writing.

3.             Employment Term.  The term of Executive’s employment hereunder shall begin on the effective date hereof and continue thereafter until terminated by the Corporation upon written notice to Executive, until terminated by Executive pursuant to Section 15, or as otherwise provided in Section 15 hereof, whichever event shall occur first.

4.             Salary and Additional Compensation.  As compensation for the services to be rendered by Executive to the Corporation pursuant to this Agreement, Executive shall be paid the following compensation and other benefits, which compensation and benefits may be paid or provided by the Corporation or Sizmek Technologies, Inc., its wholly-owned subsidiary:

(a)           Base Salary:  Salary shall be payable in equal bimonthly installments in arrears, or otherwise in accordance with the Corporation’s then-standard payroll practices.  Executive shall be paid an annual salary of $500,000, which shall be reviewed annually, and subject to increase (but not decrease) by the Corporation from time to time (“Base Salary”).

(b)           Annual Incentive Compensation:  In addition to Executive’s Base Salary, Executive will be eligible to receive additional compensation as set forth in Schedule 1 of this Agreement, which includes but is not limited to an Annual Incentive (as defined in Schedule 1), with Executive’s eligibility for any such additional compensation dependent upon his assent to the terms of this Agreement, as well as his execution of this Agreement.

(c)           Stock Incentive Plans:  In addition to Executive’s Base Salary, and Executive’s Annual Incentive, Executive shall be eligible to participate in the Corporation’s stock incentive plans,

including through the issuance of Long-Term Incentive Awards (as defined below), subject to approval of the Compensation Committee (or other applicable committee) of the Board of Directors of the Corporation, and subject to any limitation as may be provided by applicable law or regulation.

(d)           Employee Benefit Plans:  Executive shall be eligible to participate, to the extent he may be eligible in accordance with the terms of any such plans, and to the extent employees at his level are eligible for any such plans, in any profit sharing, retirement, insurance, health or other employee benefit plan maintained by the Corporation.

(e)           Financial Planning Assistance.  Executive shall be eligible to receive reimbursement from the Corporation for financial planning services, up to a maximum annual reimbursement of $15,000.

(f)            Relocation: To the extent Executive is relocated on behalf of the Corporation, as further outlined in Section 15(c) below, Executive shall be eligible for relocation assistance to the same extent as other senior executives.

5.             Life Insurance.  The Corporation, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of Executive in any amount or amounts considered advisable by the Corporation during the term of Executive’s employment, and Executive shall submit to any medical or other examination and execute and deliver any application or other instruction in writing, reasonably necessary to effectuate such insurance.

6.             Expenses.  During the term of his employment, the Corporation shall reimburse Executive in accordance with the Corporation’s policies and procedures for all proper expenses incurred by Executive in the performance of Executive’s duties hereunder, regardless of where incurred.

7.             Vacations and Leave.  Executive shall be entitled to vacation benefits in accordance with the Corporation’s vacation policy, but in no event less than four weeks of paid vacation per year, to be accrued in accordance with the Corporation’s vacation policy in effect from time to time, and such additional leave time as is customarily granted to the other executive officers of the Corporation.

8.             Non-Disclosure of Confidential Information.  For purposes of this Agreement, “Confidential Information” shall mean any trade secret, confidential, proprietary, or non-public information and materials concerning the Corporation and/or its clients, whether such information  or materials are memorized, memorialized in any manner, in hard copy, electronic, or other form, or that qualifies as confidential, restricted, or for internal use only pursuant to Corporation guidelines or the Employee Handbook; the Corporation’s products, business strategies, know-how designs, formulas, processes, and methods; research; marketing; pricing; business relationships; software, software code and other technologies; forecasts; margins; confidential information of other employees; plans and proposals; client information (including but not limited to lists of clients, client names, contact information, personal data or identifying numbers; financial data; historical information; preferences and strategies, as well as any compilations of same); and any other non-public, technical, non-technical, or business information, whether written or oral.  Executive acknowledges that the Corporation maintains much of its Confidential Information on its secured network and that the Confidential Information provides a competitive advantage to the Corporation.  The term “Confidential Information” does not include information that (a) has become known to the public generally through no fault of Executive, or (b) the Corporation regularly provides to third parties without restriction on use or disclosure.

To assist Executive in the performance of his duties, the Corporation agrees to provide and shall provide Executive with Confidential Information and materials as a result of his signing this Agreement, with such Confidential Information being in addition to any such information Executive received from the Corporation prior to signing this Agreement.  Executive acknowledges that he is receiving other good and valuable consideration, the adequacy of which Executive hereby expressly acknowledges.

Due to the sensitive nature of this Confidential Information, Executive acknowledges that the Corporation has legitimate business and competitive interests and legal rights to require non-disclosure of the Confidential Information to other companies and/or individuals and to require that the Confidential Information be used only for the Corporation’s benefit and, in the event of a client, the Confidential Information’s intended use.  Executive agrees that he will not at any time, either during or after his employment by the Corporation (except as authorized by the Corporation), divulge or disclose, directly or indirectly, to any person, firm, association or corporation other than bona fide employees of the Corporation or use for Executive’s own benefit, gain or otherwise, Confidential Information, unless compelled to do so by subpoena, judicial process or other governmental proceeding.  In the event Executive is compelled to make such disclosure, he will promptly provide written notice to the Corporation.

Executive, in the course of his employment for the Corporation, may disclose Confidential Information to legal counsel or those providing accounting services, financial services, venture capital services and similar professional services to the Corporation where there is a legitimate business need.

Executive also recognizes that the Corporation may receive from third parties, including customers, vendors, and business associates, their confidential or proprietary information subject to a duty on the Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees to hold all such information in the strictest confidence and not to disclose it to any person, firm, or corporation or to use it except as necessary in carrying out Executive’s work for the Corporation consistent with the Corporation’s agreement with the third party that provided the confidential and proprietary information.

Executive represents that Executive’s employment by the Corporation does not and will not breach any agreement between Executive and any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Corporation. During Executive’s employment by the Corporation, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or third party, nor will Executive bring onto the premises of the Corporation or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

9.           Agreement Not to Compete With the Corporation.   In order to protect the Corporation’s Confidential Information, and the Corporation’s business goodwill and competitive position, and in exchange for the Corporation providing Executive the consideration set forth herein, Executive agrees that during his employment with the Corporation, and for a period of 12 months following the termination of his relationship with the Corporation for any reason, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Corporation.  For purposes of Sections 9 and 10, the terms “competition,” “compete” or “competing” mean engaging in the same or substantially similar business as (1) the Corporation’s or any of its Affiliates’ business of online ad serving and campaign management, including display, video, mobile and rich media, (2) any trading business that is fully integrated and packaged with an online ad serving and campaign management business, or any business providing a buy side real time bidding system connected to an ad management platform or providing solutions or services for outsourced media buying using a real time bidding system, or (3) any business providing solutions and services such as those provided by Peer39, Inc. in any manner whatsoever (other than as a passive investor), including without limitation, as a proprietor, partner, investor, shareholder, director, officer, employee, consultant, independent contractor, or otherwise.  “Affiliate” is defined as any legal entity that, directly or indirectly through one more intermediaries, controls, is controlled by, or is under the common control of the Corporation.

Executive acknowledges that the Corporation conducts its business on a worldwide basis, and that the restrictions contained in this Agreement are reasonable and necessary to the extent they are deemed to apply to any location in which the Corporation conducts business or conducted business during the period of Executive’s employment.

10.          Agreement Not to Solicit the Corporation’s Customers.   In order to protect the Corporation’s Confidential Information, and the Corporation’s business goodwill and competitive position, and in exchange for the Corporation providing Executive the consideration set forth herein, Executive agrees that, for a period of 12 months following the termination of his relationship with the Corporation for any reason, he shall not, either directly or indirectly, use the Corporation’s Confidential Information to call on, service, solicit, or accept competing business from the Corporation’s customers or prospective customers whom or which Executive, within the previous two (2) years, had or made contact with, in any form whatsoever, regarding the Corporation’s business.  Executive further agrees that he shall not assist any other person or entity in such a solicitation using the Corporation’s Confidential Information.

11.          Agreement Not to Recruit Other Employees.  In order to protect the Corporation’s Confidential Information, and the Corporation’s business goodwill and competitive position, and in exchange for the Corporation providing Executive the consideration set forth herein, Executive agrees that during his employment with the Corporation and for a period of 12 months following the end of Executive’s employment with the Corporation for any reason, he shall not, either directly or indirectly, call on, recruit, solicit, or induce any employee, contractor or officer of the Corporation whom Executive had contact with in the course of his employment with the Corporation to terminate his relationship with the Corporation, and will not assist any other person or entity in such a solicitation.  Executive further agrees that he will not discuss, by any means whatsoever, with any such employee, contractor or officer of the Corporation the termination of such individual’s relationship with the Corporation, during the time period set forth above.

12.          Reasonableness of and Remedies for Breach of Executive’s Covenants of Non-Disclosure and Non-Competition.  Executive has carefully read and considered the provisions of Sections 8, 9, 10, 11 and 14, and, having done so, agrees and acknowledges that the foregoing restrictions limit his ability to engage in competition in the geographic region and during the period provided for above.  Executive expressly warrants and represents that these restrictions with respect to time, geographic territory, and scope of activity are reasonable and necessary to protect the trade secrets of the Corporation and its parent or subsidiary corporations, officers, directors, shareholders and other employees, the Confidential Information the Corporation has agreed to provide to Executive, and the Corporation’s business goodwill and competitive position.

(a)           In the event that, notwithstanding the foregoing, any of the provisions of Sections 8, 9, 10, 11 and 14 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of Sections 8, 9, 10, 11 and 14 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(b)           In the event of a breach of any of the covenants in Sections 8, 9, 10, 11 and 14, the Corporation shall have the right to seek monetary damages for any such breach.  In addition, in the event of a breach or threatened breach of any of the covenants in Sections 8, 9, 10, 11 and 14, the Corporation shall have the right to seek equitable relief, including specific performance by means of an injunction against Executive or against Executive’s partners, agents, representatives, servants, employers, employees, and/or any and all persons acting directly or indirectly by or with him, to prevent or restrain any such breach.

13.          Notice to Subsequent Employer.  While the restrictive covenants described in Sections 8, 9, 10, 11 and 14 are in effect, Executive agrees to advise all future employers and business partners of the restrictions and obligations contained in this Agreement.  Executive further authorizes the Corporation to notify others of said restrictions, including customers of the Corporation and Executive’s future employers and business partners.  Notification of customers or Executive’s future employers or business partners of the terms of this Agreement shall not give rise to any claim in tort or contract against the Corporation by Executive, provided such notification is determined by the Corporation in good faith to be reasonably necessary for the Corporation to protect its Confidential Information, or to prevent the violation of any covenant not to compete, or violation of the prohibition of solicitation of customers or employees of the Corporation by Executive.

14.          Inventions.  Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments, improvements and trade secrets which were made by Executive prior to his employment with the Corporation (“Prior Inventions”), which belong to Executive, which relate to the Corporation’s proposed business, products, or research and development, and which are not assigned to the Corporation hereunder; or, if no such list is attached, Executive represented that there are no such Prior Inventions.  If in the course of Executive’s employment with the Corporation, Executive incorporates into a Corporation product, process or machine a Prior Invention owned by Executive or in which Executive has an interest, the Corporation is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use or sell such Prior Invention as part of or in connection with such product, process or machine.

Executive agrees that he will promptly make full written disclosure to the Corporation, will hold in trust for the sole right and benefit of the Corporation, and hereby assign to the Corporation, or its designee, all Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive solely or jointly conceives or develops or reduces to practice, during the period of time Executive is in the employ of the Corporation (collectively referred to as “Inventions”).  Executive agrees to assist the Corporation, or its designee, at the Corporation’s sole expense, including but not limited to reasonable attorney’s fees, if any, incurred by Executive, in every proper way to secure the Corporation’s rights in the Inventions and any copyrights, patents, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Corporation shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Corporation the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, or other intellectual property rights relating thereto.  Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.

15.          Termination; Notice of Termination.  Employment of Executive under this Agreement may/will be terminated:

(a)           By Executive’s death.

(b)           If Executive is “Totally Disabled.”  For the purposes of this Agreement, Executive will be totally disabled if he is “totally disabled” as defined in and for the period necessary to qualify for benefits under any disability income insurance policy and any replacement policy or policies covering Executive and Executive has been declared to be totally disabled by the insurer.  Notwithstanding the foregoing, Executive shall be deemed “totally disabled” if he is unable to perform his duties hereunder for any consecutive 90 day period or for any 180 days during a 360 day period.

(c)           By voluntary resignation of Executive, whether or not for Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean a termination of the Executive’s employment hereunder if any of the following events occur without the Executive’s express written consent: (i) the assignment to Executive of duties inconsistent with the title of Chief Executive Officer and President, the removal of the Executive from such office or any reduction in title or any reduction (other than a de minimis reduction) in the current scope, or degradation (other than a de minimis degradation) of, Executive’s current job responsibilities, duties or functions or material reduction in his support staff; (ii) the material reduction of Executive’s then-current Base Salary or target Annual Incentive; (iii) the relocation of Executive’s principal place of employment to a location more than 20 miles from Executive’s then-current principal place of employment, or the transfer of Executive’s principal place of employment to a place other than the Corporation’s Irving, Texas offices (excepting reasonable travel on the Corporation’s business); provided that a relocation to Austin, Texas or within 20 miles thereof shall not constitute Good Reason; or (iv) any material breach by the Corporation or any of its subsidiaries of this Agreement.  Executive must provide written notice to the Corporation of the occurrence of any of the foregoing events or conditions without Executive’s written consent within 90 days of the occurrence of such event.  The Corporation or any successor or affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from Executive.  Any voluntary termination of employment for “Good Reason” following such 30-day cure period must occur no later than the date that is six months following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent.

(d)           By the dissolution and liquidation of the Corporation (other than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Corporation whereby the business of the Corporation is continued).

(e)           By the Corporation for Cause.  This Agreement and Executive’s employment with the Corporation may be terminated for Cause at any time.  For purposes of this Agreement, “Cause” shall mean only the following:  (i) a conviction of or a plea of guilty or nolo contendre by Executive to a non-motor vehicle felony or an act of fraud, embezzlement or theft or other criminal conduct against the Corporation; (ii) habitual neglect of Executive’s material duties or failure by Executive to perform or observe any substantial lawful obligation of such employment that is not remedied within 30 days after written notice thereof from  the Board; or (iii) any material breach by the Executive of this Agreement.  Should Executive dispute whether he was terminated for Cause, then the Corporation and the Executive shall enter immediately into binding arbitration pursuant to Section 23.

(f)            By the Corporation at any time without Cause.

(g)           Any termination of Executive’s employment shall be communicated by a written “Notice of Termination.”  Such notice shall indicate a specific termination provision in this Agreement which is relied upon, recite the facts and circumstances claimed to provide the basis for such termination, if applicable and specify the date of termination, which shall not pre-date such notice.  In addition, (i) if such Notice of Termination is submitted by Executive, the date of termination specified in such Notice of Termination shall not be earlier than 60 days following the date of such Notice of Termination, and (ii) if such Notice of Termination is submitted by the Corporation in connection with a termination of Executive’s employment without Cause pursuant to Section 15(f), the date of termination specified in such Notice of Termination shall not be earlier than 60 days following the date of such Notice of Termination.  As used in the Agreement, “Date of Termination” shall mean the date of termination specified in the Notice of Termination; provided, however, that if Executive ceases to perform his duties hereunder following the delivery of a Notice of Termination by Executive or the Corporation but before the date of termination specified therein, “Date of Termination” shall mean the date Executive ceases to perform his duties hereunder.

16.        Payments Upon Termination.  Payments to Executive upon termination shall be limited to the following:

(a)           If Executive is terminated due to (i) voluntary resignation pursuant to Section 15(c) other than for Good Reason, (ii) dissolution and liquidation of the Corporation pursuant to Section 15(d) other than in conjunction with a Change in Control, or (iii) for Cause pursuant to Section 15(e), Executive shall be entitled to (A) all arrearages of Base Salary through the Date of Termination, payable on the Date of Termination, (B) any accrued but unused vacation through the Date of Termination, payable on the Date of Termination, (C) any Annual Incentive earned but not paid prior to the Date of Termination, payable in a lump sum payment on the date on which Annual Incentives for the calendar year to which such Annual Incentive relates are paid to the Corporation’s executive officers generally, but in all events such payment shall be made no later than  March 15 of the calendar year following the calendar year in which the Date of Termination occurs, plus (D) all other benefits, if any, under any group retirement plan, health benefits plan or other group benefit plan maintained by the Corporation or its subsidiaries and any reimbursement of expenses pursuant to Section 6 to which Executive may be entitled pursuant to the terms of such plans or agreements at the time of Executive’s Date of Termination  payable in accordance with the applicable plans and the Corporation’s customary policies as in effect from time to time (collectively, the “Accrued Obligations”), but shall not be entitled to further compensation.

(b)           If Executive is terminated due to death or Total Disability pursuant to Section 15(a) or 15(b), respectively, Executive shall be entitled to:

(i)            the Accrued Obligations;

(ii)           payment of an amount equal to any Annual Incentive to which Executive would have been entitled to receive for the calendar year in which Executive’s Date of Termination occurs had Executive remained employed by the Corporation pursuant to this Agreement, which Annual Incentive shall be determined by the Board or the Compensation Committee thereof based on the Corporation’s performance for such calendar year and in accordance with the terms of the applicable Annual Incentive program for such calendar year, payable in a lump sum payment on the date on which Annual Incentives for the calendar year in which the Date of Termination occurs are paid to the Corporation’s executive officers generally, but in all events such payment shall be made no later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs; and

(iii)          (A)          the vesting and/or exercisability of each of Executive’s outstanding Long-Term Incentive Awards (as defined below) (other than Performance Awards (as defined below)) shall be accelerated, with such acceleration to be effective as of Executive’s Date of Termination; and

(B)          unless otherwise provided in any agreement evidencing a Performance Award, with respect to each outstanding Performance Award held by Executive as of his Date of Termination, Executive (or his estate, if applicable) shall remain eligible to vest in such portion of the Performance Award as is attributable to the performance period(s) then-underway and scheduled to terminate on or prior to December 31 of the calendar year during which Executive’s Date of Termination occurs (the “Current Performance Period(s)”) in accordance with the terms of such Performance Award based on actual performance relative to the performance goals applicable to the Current Performance Period(s), which vesting and, if applicable, settlement shall be effective on the last day of the Current Performance Period(s) (or such other vesting and/or settlement date as may be provided in the agreement evidencing the Performance Award); provided, however, that in no event shall the vesting and, if applicable, settlement of such Award be effective later than March 15 of the calendar year following the calendar year in which Executive’s Date of Termination occurs. Any unvested portion of an outstanding Performance Award that is not eligible to vest based on the Current Performance Period(s) shall terminate as of Executive’s Date of Termination except as otherwise provided in any of the Corporation’s plan(s) and/or the award agreements under which any of Executive’s Long-Term Incentive Awards were granted.

Nothing in this Section 16(b)(iii) shall be construed to limit any more favorable vesting applicable to Executive’s Long-Term Incentive Awards in the Corporation’s plan(s) and/or the award agreements under which the Long-Term Incentive Awards were granted.  The foregoing provisions are hereby deemed to be a part of each Long-Term Incentive Award and, unless expressly superseded by the terms of any agreement evidencing a Performance Award, to supersede any less favorable provision in any agreement or plan regarding such Long-Term Incentive Award.  For purposes of this Agreement, “Long-Term Incentive Awards” means all stock options, restricted stock, restricted stock units and such other long-term incentive awards granted pursuant to the Corporation’s equity incentive award plans, long-term incentive award plans or agreements and any shares of stock issued upon exercise thereof.  For purposes of this Agreement, “Performance Awards” means any Long-Term Incentive Awards granted pursuant to the Corporation’s performance-based compensation plan or pursuant to any plan or agreement that Executive has entered into with the Corporation providing the payment, vesting or settlement of which is based upon the Executive’s or the Corporation’s performance.

(c)           If Executive is terminated by the Corporation without Cause, or Executive terminates his employment for Good Reason, then the Executive shall be entitled to receive the following payments and benefits:

(i) all Accrued Obligations;

(ii) subject to Executive’s execution and non-revocation of a full and final Release (as defined in Section 16(d) below), severance equal to the sum of (A) 12 months’ Base Salary at the rate in effect on the date of termination (or, if the Executive has terminated his employment for Good Reason due to a reduction in Base Salary, his Base Salary prior to such reduction), plus (B) an amount equal to Executive’s target Annual Incentive for the year in which the Date of Termination occurs, which amount shall be payable in a lump sum on the date that is 60 days following the Executive’s Date of Termination; and

(iii)          (A)          the vesting and/or exercisability of such portion of Executive’s outstanding Long-Term Incentive Awards (other than Performance Awards) as would have vested with respect to the calendar year during which the Date of Termination occurs had Executive remained employed through the last day of such calendar year, pro-rated based on the number of full calendar quarters that Executive was employed during such calendar year prior to the Date of Termination, shall be accelerated, with such acceleration and, if applicable, settlement to be effective as of Executive’s Date of Termination; and

(B)          the Pro-Rata Portion (as defined below) of Executive’s outstanding Performance Awards that would have been eligible to vest with respect to the performance period(s) then-underway shall (1) remain outstanding and eligible to vest subject to the attainment of the performance measures as provided under the terms of the applicable award agreement, (2) only vest, in whole or in part, upon the attainment of such performance measures (with any performance multipliers only applied to the applicable Pro-Rata Portion), and (3) to the extent all or a portion of the applicable Pro-Rata Portion vests, become exercisable and/or payable at the time originally scheduled to be exercisable and/or paid under the terms of the applicable award agreement. Any unvested portion of an outstanding Performance Award that is not eligible to vest based on the this Section 16(c)(iii)(B) shall terminate as of Executive’s Date of Termination except as otherwise provided in any of the Corporation’s plan(s) and/or the award agreements under which any of Executive’s Long-Term Incentive Awards were granted.  “Pro-Rata Portion” shall mean for each performance period under a Performance Award that portion of the applicable Performance Award determined by multiplying the maximum amount payable pursuant to the performance period under the applicable Performance Award by a fraction, (i) the numerator of which is the number of full calendar quarters that Executive was employed during such performance period through the Date of Termination, and (ii) the denominator of which is the total number of full calendar quarters during such performance period; and

(C)          in the event such termination without Cause or resignation for Good Reason occurs following a Change in Control (as defined in the Corporation’s 2014 Incentive Award Plan), the vesting and/or exercisability of each of Executive’s outstanding Long-Term Incentive Awards shall be accelerated, with such acceleration and, if applicable, settlement to be effective as of Executive’s Date of Termination.

Nothing in this Section 16(b)(iii) shall be construed to limit any more favorable vesting applicable to Executive’s Long-Term Incentive Awards in the Corporation’s plan(s) and/or the award agreements under which the Long-Term Incentive Awards were granted.  The foregoing provisions are hereby deemed to be a part of each Long-Term Incentive Award and to supersede any less favorable provision in any agreement or plan regarding such Long-Term Incentive Award.

(d)           Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid or benefit provided pursuant to Section 16(b)(ii) or (iii) or Section 16(c)(ii) or (iii) above and no accelerated vesting of any Long-Term Incentive Awards shall occur pursuant to Schedule 1 unless, on or prior to the 60th day following the date of Executive’s Date of Termination, an effective general release of claims agreement (the “Release”) in substantially the form attached hereto as Exhibit B has been executed by Executive (or, in the event of Executive’s death or incapacity due to Total Disability, his legal representative) and remains effective on such date and any applicable revocation period thereunder has expired.

17.         Additional Termination Provisions.

(a)           Payment Delay.  Notwithstanding anything to the contrary in this Agreement, to the extent any payments to Executive pursuant to this Agreement are non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then (i) to the extent required by Section 409A of the Code, no amount shall be payable unless Executive’s termination of employment constitutes a Separation from Service (as defined below), and (ii) if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 17(a) shall be paid in a lump sum to Executive.  The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Corporation in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).  For purposes of this Agreement, a “Separation from Service” shall mean Executive’s “separation from service” with the Corporation as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(b)           Exceptions to Payment Delay.  Notwithstanding Section 17(a), to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).

(c)           Resignation Upon Termination. In the event of termination of this Agreement other than for death, Executive hereby agrees to resign from all positions held in the Corporation, including without limitation any position as a director, officer, agent, trustee or consultant of the Corporation or any subsidiary or affiliate of the Corporation.  Said resignation will be effective immediately upon the termination of this Agreement, unless the parties mutually agree in writing to a modified resignation date or dates.

18.          In-Kind Benefits and Reimbursements.  Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive in accordance with the Corporation’s reimbursement policy, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  In no event shall Executive be entitled to any reimbursement payments after the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

19.          Section 409A; Separate Payments; No Acceleration.  This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Corporation be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each series of installment payments Executive may be eligible to receive under this Agreement shall be treated as a series of “separate payments” within the meaning of Section 409A of the Code.  No payment under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation §1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

20.          Waiver; Notice.  A party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.  Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Corporation and Executive at the respective addresses provided on the signature page of this Agreement, or at such other address or addresses as either party may hereafter designate in writing to the other.

21.        Governing Law; Severability.  This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas.  The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

22.          Amendments; Assignment.  This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Corporation and Executive.  This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party, provided that the Corporation may assign this Agreement to any affiliate of or successor to the Corporation.

23.          Arbitration.

(a)           Generally.  Except as otherwise provided in Section 12 of this Agreement or as otherwise required by law, any dispute, claim, question or controversy arising under or relating to this Agreement, Executive’s employment with the Corporation or the termination thereof (each such dispute, claim, question or controversy, a “Dispute”) shall be resolved by submitting such Dispute to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules and Procedures and subject to its Employment Arbitration Minimum Standards of Procedural Fairness (collectively, the “Rules”), and pursuant to the procedures set forth in this Section 23.  In the event of any conflict between the Rules and the procedures set forth in this Section 23, the procedures set forth in this Section 23 shall control.  Any such arbitration shall be brought within any otherwise applicable statute of limitations period, and shall be the sole and exclusive means for resolving such Dispute (other than for injunctive relief pursuant to Section 12 of this Agreement or as otherwise required by law).

(b)           Procedures.  Any arbitration shall be held in Dallas, Texas and conducted before a single neutral arbitrator selected by mutual agreement of the parties hereto within 30 days of the initiation of the arbitration or, if they are unable to agree, by JAMS under its rules.  The arbitrator shall take submissions and hear testimony, if necessary, and shall render a written decision as promptly as practicable.  The arbitrator may grant any legal or equitable remedy or relief the arbitrator deems just and equitable, to the same extent that remedies or relief could be granted by a state or federal court in the

United States.  The decision of the arbitrator shall be final, binding and conclusive on all parties and interested persons.  It is the intention of the parties hereto that they shall be entitled to fair and adequate discovery in accordance with the Federal Rules of Civil Procedure.  The parties hereto shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator.

(c)           Enforcement; Costs.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. All direct costs and expenses of the arbitration, including the arbitrator’s fee, shall be paid by the Corporation regardless of who initiates the arbitration, and each party shall pay their own respective attorneys’ fees and disbursements. This arbitration clause constitutes a waiver of either party’s right to a jury trial for all disputes relating to all aspects of the employer/employee relationship including, without limitation, claims for wrongful discharge, breach of contract, or claims relating to violation of any laws and regulations relating to employment discrimination or harassment.

24.          Headings.  The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

25.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together will constitute one and the same Agreement.

26.        Entire Agreement.  This Agreement revokes and replaces all agreements previously entered into by the parties hereto, if any, whether oral or written, regarding Executive’s employment with the Corporation and its subsidiaries other than the Indemnification Agreement between Executive and the Corporation dated February 5, 2014.  Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.  In the event of any conflict between the terms of this Agreement and the terms of any policy, plan, or program by the Corporation and its subsidiaries, including the Employee Handbook, the terms of this Agreement shall govern. With respect to any continuing rights and obligations as between the Corporation and Executive pursuant to the Employment Agreement between Executive and Digital Generation, Inc. effective January 1, 2012, as amended on January 24, 2013 (the “DG Agreement”), this Agreement supersedes, replaces and overrides the DG Agreement.

27.          Clawback.  All compensation received by Executive shall be subject to the provisions of any clawback policy implemented by the Corporation to comply with applicable law or regulation (including stock exchange rules), including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

28.          Right to Legal Counsel.  This Agreement has been drafted by legal counsel representing the Corporation, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges Executive has had an opportunity to review the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation and Executive have duly executed this Agreement as of the day and year first above written.

CORPORATION:

Sizmek Inc.

	By:	/s/ Sean Markowitz

		Name:	Sean Markowitz

		Title:	General Counsel & Corporate Secretary

Address for Notice Purposes:

Sizmek Inc.
750 West John Carpenter Freeway
Suite 400
Irving, Texas 75039
Attention: Chairman of the Board

EXECUTIVE:

/s/ Neil Nguyen

Printed Name: Neil Nguyen

Address for Notice Purposes:

1200 LAMBETH LN.

LEWISVILLE, TX 75056

Schedule 1

Additional Compensation

Annual Incentive.

Beginning in calendar year 2014, Executive shall be eligible for an annual incentive in a target amount of 100% of Base Salary (the “Annual Incentive”). The annual target incentive criteria shall be 80% based upon the Corporation’s achievement of financial objectives, which will include revenue and EBITDA, and 20% based on individual and management objectives. The exact detail regarding these criteria shall be determined in the sole discretion of the Corporation, after consultation with Executive.  Any such Annual Incentive so awarded shall be based upon a tiered schedule of achievement for the particular Annual Incentive year, as determined by the Compensation Committee.

Any Annual Incentive that becomes payable pursuant to this Schedule 1 shall be paid in conjunction with the timing of the corporate Annual Incentive process in effect at such time no later than March 15 of the year following the year for which such Annual Incentive was earned. Notwithstanding anything to the contrary contained in this Agreement or any applicable Annual Incentive plan, program or arrangement, but except as provided in Section 16, Executive shall be entitled to receive any such Annual Incentive only if Executive is employed on the last business day of the fiscal year to which the Annual Incentive relates.

Annual Long-Term Incentive Award.  Beginning with the year 2014, and during each year Executive will be eligible for an annual Long-Term Incentive Award, based on performance, to be determined in conjunction with an annual market benchmark review. Subject to Executive’s compliance with Section 16(d), there shall be accelerated vesting of 100% of all outstanding Long-Term Incentive Awards upon Executive’s termination of employment by the Corporation without Cause or Executive’s resignation for Good Reason, in each case following a Change in Control (as defined in the Corporation’s 2014 Incentive Award Plan).  Any additional equity acceleration may be set forth in the applicable award agreements evidencing the Long-Term Incentive Awards granted to Executive.

EXHIBIT A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☒	no inventions or improvements

☐	additional sheets attached

DATED: April 14, 2014

Signature of Executive:	/s/ Neil Nguyen

Printed Name of Executive:	Neil Nguyen

EXHIBIT B

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This GENERAL RELEASE OF CLAIMS (this “Release”) is entered into as of this            day of                 ,         , between Neil Nguyen (“Executive”), and Sizmek Inc., a Delaware corporation (the “Corporation”).

WHEREAS, Executive and the Corporation are parties to that certain Employment Agreement dated as of April     , 2014 (the “Agreement”);

WHEREAS, the parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution and non-revocation of this Release on the terms and conditions set forth herein and in the Agreement; and

WHEREAS, the Corporation and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, the parties hereby agree as follows:

1.             General Release of Claims by Executive.

(a)           Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Corporation and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Corporation (collectively, the “Corporation Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or, on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Corporation (including any affiliate of the Corporation) or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C.

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Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; and the Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)            Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)           Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Corporation;

(iii)          Claims pursuant to the terms and conditions of the federal law known as COBRA or similar state law;

(iv)          Claims for indemnity under the bylaws of the Corporation, as provided for by Texas or Delaware law, under Executive’s Indemnification Agreement with the Corporation dated February 5, 2014, or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Corporation;

(v)           Claims based on any right Executive may have to enforce the Corporation’s executory obligations under the Agreement; and

(vi)          Claims Executive may have to vested or earned compensation and benefits.

(b)           Executive acknowledges this Release was presented to him on                   , 20    , and that Executive is entitled to 21 days’ time in which to consider it.  Executive further acknowledges the Corporation has advised him that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release.  Executive represents and acknowledges that if Executive executes this Release before 21 days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(c)           Executive understands that after executing this Release, Executive has the right to revoke it within 7 days after his execution of it.  Executive understands this Release will not become effective and enforceable unless the 7-day revocation period passes and Executive does not revoke the Release in writing.  Executive understands this Release may not be revoked after the 7-day revocation period has passed.  Executive also understands any revocation of this Release must be made in writing and delivered to the Corporation at its principal place of business within the 7 day period.  In the event any payments are made or benefits provided by the Corporation pursuant to Section 16(b)(ii) or (iii) or Section 16(c)(ii) of the Agreement or pursuant to Schedule 1 to the Agreement prior to the effective date of this Release and Executive revokes this Release pursuant to this Section 1(c) thereafter, Executive shall immediately repay to the Corporation any such amounts.  Executive hereby acknowledges and agrees Executive’s revocation right pursuant to this Section 1(c) does not apply to this sentence, which shall survive any revocation of this Release by Executive.

(d)           Executive understands this Release shall become effective, irrevocable, and binding upon Executive on the eighth day after his execution of it, so long as Executive has not revoked it

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within the time period and in the manner specified in clause (d) above.  Executive further understands Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is 60 days following the Executive’s Date of Termination (as defined in the Agreement).

2.             No Assignment.  Executive represents and warrants to the Corporation Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Corporation Releasees.  Executive agrees to indemnify and hold harmless the Corporation Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3.             Severability.  Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Release or the validity, legality or enforceability of such provision in any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.             Arbitration.  This Release shall be subject to arbitration as set forth in Section 23 of the Agreement.

5.             Governing Law.  This Release shall in all respects be subject to, and governed by, the laws of the State of Texas.

6.             Entire Agreement.  This Release and the Agreement shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof or thereof.

7.             Amendment and Waiver.  The provisions of this Release may be amended or waived only by the written agreement of the Corporation and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release shall affect the validity, binding effect or enforceability of this Release.

8.             Counterparts.  This Release may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.  The parties hereto agree to accept a signed facsimile copy or portable document format of this Release as a fully binding original.

9.             Headings.  The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

10.          Right to Legal Counsel.  This Release has been drafted by legal counsel representing the Corporation, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges Executive has had an opportunity to review this Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.

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[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

CORPORATION:

Sizmek Inc.

By:

Name:

Title:

EXECUTIVE:

Printed Name: Neil Nguyen

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